Exhibit 16.1

October 31, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Connexa Sports Technologies’ statements included under Item 4.01 of its Form 8-K dated October 31, 2024. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on October 30, 2024. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Olayinka Oyebola & Co

Lagos, Nigeria